EXHIBIT 11

          CANANDAIGUA WINE COMPANY, INC. AND SUBSIDIARIES

          COMPUTATION OF NET INCOME PER COMMON SHARE

          FOR THE QUARTERS ENDED NOVEMBER 30, 1993 AND 1992
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
                                     November 30, 1993         November 30, 1992
                                     _________________     _____________________
    Net income per common
       equivalent share:                            Fully                       Fully
                                         Primary    Diluted         Primary    Diluted
                                       ______________________     ______________________
     Net income available to common    $5,653,212   $5,653,212  $3,603,704    $3,603,704
       shares

     Adjustments:
       Assumed exercise of
       convertible debt                       -        419,517         -         651,000
                                        ___________ __________    __________  __________

     Net income available to common
       and common equivalent shares     $5,653,212  $6,072,729   $3,603,704   $4,254,704
                                        __________  __________   __________   __________

     Shares:

     Weighted average common shares
       outstanding                       13,770,671 13,770,671    11,635,253  11,635,253

     Adjustments:
       (1) Assumed exercise of
           convertible debt                   -       2,177,726         -       3,293,085
       (2) Assumed exercise of incentive
           stock options                    207,678    230,478       124,743     124,743
       (3) Assumed exercise
           of options                        55,032     73,422
                                         __________ __________     __________  __________
     Total shares                       14,033,381  16,252,297    11,759,996   15,053,081
                                        __________  __________    __________   __________
     Net income per common share             $ .40       $ .37         $ .31        $ .28
                                              ____         ___           ___          ___

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